UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Blvd., West Suite B Langhorne, PA	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2018, Alliqua BioMedical, Inc. (“Alliqua” or the “Company”), Embark Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Alliqua (“Merger Sub”), and Adynxx, Inc., a privately-held Delaware corporation (“Adynxx”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Adynxx, with Adynxx becoming a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each outstanding share of Adynxx common stock, on an as-converted basis taking into consideration all outstanding common stock, preferred stock, restricted stock and all other securities convertible or exercisable for Adynxx common stock, will be converted into the right to receive the number of shares of Alliqua’s common stock (the “Company Common Stock”) equal to the exchange ratio described below; (b) each outstanding Adynxx stock option that has not previously been exercised prior to the Effective Time will be assumed by the Company; and (c) each outstanding warrant to acquire Adynxx capital stock that has not previously been exercised prior to the Effective Time will be assumed by the Company.

Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, but excluding the effect of certain financings (as further described in the Merger Agreement), the former Adynxx securityholders are expected to own approximately 86% of the aggregate number of shares of the Company Common Stock issued and outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the stockholders of the Company as of immediately prior to the Merger are expected to own approximately 14% of the aggregate number of Post-Closing Shares. This exchange ratio will be fixed immediately prior to the Effective Time to reflect the Company’s and Adynxx’s equity capitalization as of immediately prior to such time. In addition, to the extent Adynxx consummates a Permitted Financing, as specifically defined in the Merger Agreement, in excess of $10 million dollars prior to the Effective Time, the exchange ratio may be further adjusted in a manner that would reduce the percentage of the aggregate number of Post-Closing Shares held by stockholders of the Company as of immediately prior to the Merger.

Immediately following the Merger, the name of the Company will be changed from “Alliqua BioMedical, Inc.” to “Adynxx, Inc.” At the Effective Time, the Merger Agreement contemplates that the Board of Directors of the Company will consist of such directors selected by Adynxx, with Alliqua having the right to designate one member. The executive officers of the Company immediately after the Effective Time will be designated by Adynxx.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Aynxx, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Adynxx, indemnification of directors and officers, and the Company’s and Adynxx’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger. Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company and Adynxx. The Merger Agreement contains certain termination rights for both the Company and Adynxx, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company or Adynxx, as applicable, may be required to pay the other party a termination fee of $249,000.

The Merger Agreement contemplates that the Company will also seek approval from its stockholders to effect a reverse stock split, if applicable, with the split ratio to be mutually agreed to by the Company and Adynxx within the range approved by the Company’s stockholders immediately prior to the Effective Time. In addition, the Merger Agreement requires Alliqua to use commercially reasonable efforts to consummate a spin-off of its contract manufacturing business prior to the closing of the Merger.

In accordance with the terms of the Merger Agreement, (i) the officers and directors of the Company have each entered into a voting agreement with the Company (the “Alliqua Voting Agreements”), and (ii) the officers, directors and certain affiliated stockholders of Adynxx have each entered into a voting agreement with Adynxx (the “Adynxx Voting Agreements,” together with the Alliqua Voting Agreements, the “Voting Agreements”). The Voting Agreements place certain restrictions on the transfer of the shares of the Company and Adynxx held by the respective signatories thereto and include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Merger.

Concurrently with the execution of the Merger Agreement, the officers and directors of the Company, and the officers, directors and certain stockholders of Adynxx, each entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of any shares of Company Common Stock which are or will be beneficially owned by them at the closing of the Merger with such shares being released from such restrictions 180 days after the Effective Time.

The Merger Agreement, form of Alliqua Voting Agreement, form of Adynxx Voting Agreement and form of Lock-Up Agreement have each been included as an exhibit to this Current Report to provide the Company’s stockholders with information regarding their terms. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules delivered by the parties in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties contained in these agreements were made as of a specified date; may have been made for the purposes of allocating contractual risk between the parties to such agreements; and may be subject to contractual standards of materiality different from what might be viewed as material to the Company’s stockholders. Accordingly, the representations and warranties in these agreements should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company or any other parties thereto at the time they were made and should consider the information in these agreements in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the Securities and Exchange Commission, or the SEC. Information concerning the subject matter of the representations and warranties may change after the date of these agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. These agreements should not be read alone, but should instead be read in conjunction with each other and other information regarding the Company.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the form of Alliqua Voting Agreement, the form of Adynxx Voting Agreement and the form of Lock-up Agreements, which are filed as Exhibits 2.1, 2.2, 2.3 and 10.1, respectively, and which are incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The completion of the Merger will constitute a change in control of the Company. The Merger is described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 5.01.

Item 8.01 Other Events.

On October 12, 2018, the Company issued a joint press release with Adynxx relating to the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information about the Merger and Where to Find It

In connection with the Merger, the Company intends to file relevant materials with the SEC, including a proxy statement for its stockholders containing the information with respect to the Merger and the Merger Agreement specified in Schedule 14A promulgated under the Exchange Act and describing the proposed Merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: Alliqua BioMedical, Inc., 2150 Cabot Boulevard West, Suite B, Langhorne, Pennsylvania 19047. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

Participants in the Solicitation

The Company and its directors and executive officers and Adynxx and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the proxy statement for the Company’s 2018 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from the Company at the address described above.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the Merger not being timely completed, if completed at all; prior to the completion of the Merger, the Company’s or Adynxx’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; and the parties being unable to successfully implement integration strategies or realize the anticipated benefits of the Merger, including the possibility that the expected synergies and cost reductions from the proposed acquisition will not be realized or will not be realized within the expected time period. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed with the SEC, and its most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required under applicable law.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1*	Agreement and Plan of Merger and Reorganization, dated October 11, 2018, by and among Alliqua BioMedical, Inc., Adynxx, Inc. and Embark Merger Sub Inc.

2.2	Form of Voting Agreement, by and between Alliqua BioMedical, Inc. and its directors and officers

2.3	Form of Voting Agreement, by and between Adynxx, Inc. and its directors, officers and certain of its stockholders

10.1	Form of Lock-Up Agreement

99.1	Press Release, dated October 12, 2018

*The schedules and exhibits to the merger agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: October 12, 2018	By:	/s/ Joseph Warusz
Name: Joseph Warusz
Title: Chief Financial Officer